Exhibit 3.21

COMMONWEALTH OF VIRGINIA STATE CORPORATION COMMISSION ARTICLES OF INCORPORATION OF A VIRGINIA STOCK CORPORATION

The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, state(s) as follows:

1.	The name of the corporation is

	Jewell Coke Acquisition Company				.

2.	The number of shares authorized to be issued by the corporation is 1,000				.

3.	A.	The name of the corporation’s Initial registered agent is

	C T Corporation System				.

	B.	The Initial registered agent is (mark appropriate box):

	(1)	an individual who is a resident of Virginia and
	☐	an Initial director of the corporation.
	☐	a member of the Virginia State Bar.

OR

	(2) ☒	a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.

4.	A.	The corporation’s initial registered office address, including the street and number, if any, which is identical to the business office of the initial registered agent, is

	4701 Cox Road, Suite 301	Glen Allen	, VA	23060-6802	.
	(number/street)	(city or town)		(zip)

	B.	The registered office is physically located in the ☒ county or ☐ city of Henrico			.

5.	The initial directors are:

	NAME(S)	ADDRESS(ES)

	Michael J. Colavita	1735 Market Street

Philadelphia, PA 19103

	Michael J. Thomson	1735 Market Street

Philadelphia, PA 19103

6.	INCORPORATOR(S):
	/s/ Joy N. Widgeon	Joy N. Widgeon

	SIGNATURE(S)	PRINTED NAME(S)

Telephone number (optional):

See Instructions on the reverse.